SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                              (Amendment No. 8)(1)

                Telefonos de Mexico, S.A. de C.V. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

    American Depositary Shares ("L Share ADSs"), each representing 20 Series
                              L Shares ("L Shares")
    American Depositary Shares ("A Share ADSs"), each representing 20 Series
                              A Shares ("A Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                           879403780 for L Share ADSs(2)
                           879403400 for A Share ADSs(3)
                -------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avida Camacho 24
                                Torre del Basque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                           Mexico, D.F. 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                February 4, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

    Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b)
                for other parties to whom copies are to be sent.

                       (Continued on the following pages)

------------------

          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          2 CUSIP number is for the L Share ADSs only. No CUSIP number exists for the underlying L Shares, since such shares are not traded in the United States.

          3 CUSIP number is for the A Share ADSs only. No CUSIP number exists for the underlying A Shares, since such shares are not traded in the United States.

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Helu

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]
   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            40,000 A Shares and 100,000 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                40,000 A Shares and 100,000 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,037,330 A Shares and 2,957,396,991 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs            13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,132 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,132 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER
                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,957,305,123 L Shares (See Item 5(a))


   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs            13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Marco Antonio Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,132 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,132 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,957,305,123 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Patrick Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,957,305,123 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Maria Soumaya Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,134 L Shares
                            (See Items 5(a) and 5(d))

                        10 SHARED DISPOSITIVE POWER

                           45,997,330 A Shares and 2,957,296,991 L Shares
                           (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares 2,957,305,125 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Vanessa Paola Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                                408,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                408,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,957,705,125 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Johanna Monique Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION



                        7   SOLE VOTING POWER

                                570,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,957,296,991 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                570,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,957,296,991 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,957,867,125 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.6% of A Shares and 31.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carso Global Telecom, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF and WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER


                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 2,938,874,955 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH
                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 2,938,874,955 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 2,938,874,955 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      17.6% of A Shares and 31.3% L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No.   879403780 L Share ADSs
              879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Grupo Carso, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER


                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               0 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH
                       10   SHARED DISPOSITIVE POWER

                            0 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs        13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Grupo Financiero Inbursa, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC and AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER


                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               18,422,036 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH
                       10   SHARED DISPOSITIVE POWER

                            18,422,036 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,422,036 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.2% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Trust No. F/0008

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            153,788,120 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                153,788,120 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       153,788,120 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.0% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Trust No. F/0395

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            2,385,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                2,385,000 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,385,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Fundacion Telmex, A.C.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            20,000,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                20,000,000 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.3% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Associacion Carso, A.C.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            5,000,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                5,000,000 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,000,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.1% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 Item 1.           No Change.
 -------           ----------

Item 2.           Identity and Background.
------            -----------------------

                  This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

                  (1) Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of Carso Global Telecom, S.A. de C.V. ("CGT"), Grupo Carso, S.A. de C.V. ("Carso") and Grupo Financiero Inbursa, S.A. de C.V. ("GFI"). As a result, ownership of all L Shares and A Shares owned or controlled by these entities is deemed to be shared among each member of the Slim Family.

                  (2) CGT is a sociedad anonima de capital variable organized under the laws of the United Mexican States. CGT is a holding company with interests in the Issuer.

                  (3) Carso is a sociedad anonima de capital variable organized under the laws of the United Mexican States. Carso is a holding company with interests in the tobacco, mining, metallurgical and other commercial industries in the operation of restaurants and department stores, and in the production of copper, copper alloys, copper cable and aluminum wires.

                  (4) GFI is a sociedad anonima de capital variable organized under the laws of the United Mexican States. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company.

                  (5) Trust No. F/0008 (the "Telmex Trust") is a trust organized under the laws of Mexico as the pension plan for employees of the Issuer. Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is the trustee of the Telmex Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of the Issuer, makes investment decisions for the Telmex Trust. Thus, the Telmex Trust may be deemed to be controlled by the Issuer, and the Issuer and certain other Reporting Persons may be deemed to share beneficial ownership of all Shares beneficially owned by the Telmex Trust. The Issuer and such other Reporting Persons expressly disclaim such beneficial ownership.

                  (6) Trust No. F/0395 (the "Telnor Trust") is a trust organized under the laws of Mexico as the pension plan for employees of Telefonos del Noroeste, S.A. de C.V. ("Telnor"). Telnor is a wholly-owned subsidiary of the Issuer. Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is a trustee of the Telnor Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of the Issuer and Telnor, makes investment decisions for the Telnor Trust. Thus, the Telnor Trust may be deemed to be controlled by the Issuer, and the Issuer and certain other Reporting Persons may be deemed to share beneficial ownership of all Shares beneficially owned by the Telnor Trust. The Issuer and such other Reporting Persons expressly disclaim such beneficial ownership.

                  (7) Fundacion Telmex, A.C. ("Fundacion Telmex") is a not-for-profit partnership organized under the laws of Mexico. A board, all of whose members are employees or directors of the Issuer, makes investment decisions for Fundacion Telmex. Thus, Fundacion Telmex may be deemed to be controlled by the Issuer, and the Issuer and certain other Reporting Persons may be deemed to share beneficial ownership of all Shares beneficially owned by Fundacion Telmex. Such Reporting Persons expressly disclaim such beneficial ownership.

                  (8) Asociacion Carso, A.C. ("Asociacion Carso") is a not-for-profit partnership organized under the laws of Mexico. A board, all of whose members are employees or directors of Carso, makes investment decisions for Asociacion Carso. Thus, Asociacion Carso may be deemed to be controlled by Carso, and Carso and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Asociacion Carso. Carso and the Slim Family expressly disclaim such beneficial ownership.

                  Shares beneficially owned by each of the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso were inadvertently excluded from prior filings on Schedule 13D by the Reporting Persons.

                  The names, addresses, occupations and citizenship of the Reporting Persons and the executive officers and directors of each of CGT, Carso, GFI, the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso are set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.           Source and Amount of Funds or Other Consideration.
------            -------------------------------------------------

                  The aggregate amount of funds required to purchase the 74,073,000 L Shares purchased since the filing of Amendment 7 to the Schedule 13D filed by the Reporting Persons on May 15, 2001 and described in Item 5(a) as beneficially owned by each member of the Slim Family indirectly through CGT is $125,325,033. The funds used to purchase these Shares were obtained from the working capital of CGT.

                  The aggregate amount of funds required to purchase the 62,809,300 L Shares purchased since the filing of Amendment 7 to the Schedule 13D filed by the Reporting Persons on May 15, 2001 and described in Item 5(a) as beneficially owned by the Telmex Trust is U.S.$107,897,517. The funds used to purchase the shares purchased since the filing of Amendment 7 to the Schedule 13D filed by the Reporting Persons on May 15, 2001 and described in Item 5(a) as beneficially owned by the Telmex Trust were obtained from working capital of the Telmex Trust.

Item 4.           Purpose of Transaction.
------            ----------------------

                  Since December 20, 1990, CGT, SBC International, Inc. ("SBC") and certain other persons were party to a trust (the "Control Trust") governing such parties' ownership of the Series AA shares, no par value (the "AA Shares"), of the Issuer. As between SBC and CGT, the Control Trust has been terminated, and the AA Shares held by the Control Trust were distributed to the Control Trust's beneficiaries. On December 20, 2000, CGT and SBC entered into a Shareholders Agreement, (the "Shareholders Agreement"), and on March 28, 2001, SBC established a trust (together with the Shareholders Agreement, the "Telmex Agreements"), which governs the ownership and voting of any and all AA Shares owned by SBC. CGT holds 72.5% of the issued and outstanding AA Shares, and SBC holds 23.5% of the issued and outstanding AA Shares. Under the terms of the Telmex Agreements, each of CGT and SBC agrees to vote its AA Shares in favor of 13 members nominated by CGT to the board of directors of the Issuer (the "Board") and four members nominated by SBC to the Board (or in similar proportion if the holders of AA Shares are unable to elect 17 members of the Board); provided, that upon the reduction of the number of members of the Board to 13, SBC shall only be entitled to nominate two members to the Board.

                  Under the Telmex Agreements, the Board will not consider or vote on any specified matter to be reviewed by the executive committee of the Issuer (the "Executive Committee") unless the Executive Committee has made a recommendation to the Board with respect to such matter, subject to certain exceptions. The Executive Committee consists of four members, three of whom shall be appointed by CGT and one of whom shall be appointed by SBC. CGT and SBC have agreed to cause the Executive Committee to use their best efforts to mutually agree upon all matters presented to the Executive Committee, and to follow certain procedures in the event they are unable to do so. With the exception of the appointment of members to the Board and the Executive Committee, under the terms of the Telmex Agreements, CGT has the power to direct the voting of the AA Shares held by SBC.

                  Pursuant to the Telmex Agreements, each of SBC and CGT has granted to the other a right of first offer on any proposed transfer of AA Shares held by such party, except for transfers to certain affiliates. Upon the receipt of a notice of proposed transfer, the party receiving the notice shall have 30 calendar days to decide whether it wishes to purchase all (but not less than all) of the AA Shares proposed to be sold by the notifying party. In the event the receiving party elects not to purchase the AA Shares offered for sale or is otherwise unable to complete the purchase of such AA Shares in accordance with the Shareholders Agreement, the notifying party shall have 180 days within which to sell such AA Shares to a third party at the same price offered to the receiving party; provided, that the purchasing third party shall have agreed in advance to be governed by a shareholders agreement on substantially the same terms as provided for in the Telmex Agreements. In addition to the right of first offer described above, SBC has granted to CGT certain drag along rights, which require SBC to sell its interest. Should CGT transfer its AA Shares to a third party so that it no longer directly or indirectly owns the majority of the AA Shares, SBC shall have a tag along right which will permit SBC, in its discretion, to sell to the third party buyer the same portion of AA Shares as CGT is selling. Notwithstanding any of the foregoing, either party to the Telmex Agreements is free to convert any AA Shares held by such party into L Shares and transfer such L Shares to a third party without complying with the right of first offer described above.

                  Additionally, the Issuer pays fees to CGT and SBC International Management Services, Inc. ("SBC International") for consulting and management services, pursuant to agreements with each party negotiated on behalf of the Issuer by a special committee of directors unaffiliated with any of the parties. The current agreements with CGT and SBC International were renewed on January 1, 2003 and provided for payments to both of them in the aggregate of U.S.$29 million for the year 2003.

                  The Shareholders Agreement is subject to a five-year term, to be automatically renewed for successive two-year terms, unless any party shall seek to terminate it upon six months notice prior to the end of the five-year term or any successive two-year term. Before the end of its term, the Shareholders Agreement may be terminated only by the mutual consent of all parties. The Shareholders Agreement shall also be terminated automatically upon the occurrence of any of the following: (i) dissolution and liquidation of the Issuer, (ii) material breach by one of the parties or (iii) the conversion by any of the parties of all its AA shares into L Shares. The foregoing description is qualified in its entirety by the Telmex Agreements, which are referenced in
Item 7 of this Statement and incorporated in this Item 4 by reference.

                  Under the Issuer's bylaws, AA Shares and A Shares have full voting rights and L Shares have limited voting rights. Each L Share is convertible at the holder's option into one AA Share, and each AA Share and each A Share is convertible at the holder's option into one L Share, in each case subject to restrictions under the Issuer's by-laws, some of which are summarized in the table below.

                                                 % of Combined Number of
Class of Issuer's    % of Issuer's Outstanding   Outstanding AA Shares
Capital Stock        Capital Stock               and A Shares
-------------        -------------               -----------------------


A Shares             No more than 19.6%          No more than 49%

AA Shares            At least 20% but no         No less than 51%
                     more than 51%

Combined AA Shares
and A Shares         No more than 51%

Combined A Shares
and L Shares         No more than 80%

                  Through its direct ownership of A Shares and AA Shares and its power to vote the AA Shares owned by SBC under the Telmex Agreements, CGT may be deemed to control the Issuer. Except as set forth in this Statement, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time the Reporting Persons may evaluate the possibility of acquiring additional A Shares and L Shares, disposing of A Shares and L Shares, or entering into corporate transactions involving the Issuer (including, but not limited to, joint ventures and/or other commercial arrangements with the Issuer). The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by the Reporting Persons.

Item 5.           Interest in Securities of the Issuer.
------            ------------------------------------

                  (a) The Reporting Persons have, as of February 19, 2004, the following interests in the A Shares and L Shares:

                                                     A Shares(1)                             L Shares(2)
                                            ------------------------------          ------------------------------
                                              Number            % of Class            Number            % of Class
                                            ----------          ----------          ------------        ----------
Carlos Slim Helu(3)................         46,037,330              17.6%           2,957,396,991         31.5%
Carlos Slim Domit(4)...............         45,997,330              17.6%           2,957,305,123         31.5%
Marco Antonio Slim Domit(5)........         45,997,330              17.6%           2,957,305,123         31.5%
Patrick Slim Domit(6)..............         45,997,330              17.6%           2,957,305,125         31.5%
Maria Soumaya Slim Domit(7)........         45,997,330              17.6%           2,957,305,125         31.5%
Vanessa Paola Slim Domit(8)........         45,997,330              17.6%           2,957,705,125         31.5%
Johanna Monique Domit(9)...........         45,997,330              17.6%           2,957,867,125         31.5%
CGT(10)............................         45,997,330              17.6%           2,938,874,955         31.3%
Carso..............................                --              --                          --          0.0%
GFI................................                --              --                  18,422,036          0.2%
Telmex Trust.......................                --              --                 153,788,120          2.0%
Telnor Trust.......................                --              --                   2,385,000          0.0%
Fundacion Telmex...................                --              --                  20,000,000          0.3%
Asociacion Carso...................                --              --                   5,000,000          0.1%

(1) Based upon 262,074,294 A Shares outstanding as of February 19, 2004. Includes A Shares held in the form of A Share ADSs. Except as otherwise indicated, all A Shares are held in the form of A Shares.

(2) Based upon 7,624,508,273 L Shares outstanding as of February 19, 2004. Includes L Shares held in the form of L Share ADSs. L Share totals and percentages assume that all of the A Shares and 1,731,867,955 AA Shares held by the relevant Reporting Person have been converted into L Shares in accordance with the restrictions set forth in Item 4 above. Except as otherwise indicated, all L Shares are held in the form of L Shares.

(3) Includes 40,000 A Shares and 100,000 L Shares owned directly by Carlos Slim Helu, as well as A Shares and L Shares beneficially owned through GFI, Carso and CGT by trusts for the benefit of the Slim Family (the "Family Shares"). All A Shares and L Shares owned by such trusts are deemed to be beneficially owned by each member of the Slim family that is a beneficiary of such trusts. Thus, beneficial ownership of A Shares and L Shares is deemed to be shared by each member of the Slim family.

(4) Includes 8,132 L Shares owned directly by Carlos Slim Domit, as well as the Family Shares.

(5) Includes 8,132 L Shares owned directly by Marco Antonio Slim Domit, as well as the Family Shares.

(6) Includes 8,134 L Shares owned directly by Patrick Slim Domit, as well as the Family Shares.

(7) Includes 8,134 L Shares owned directly by Maria Soumaya Slim Domit, as well as the Family Shares.

(8) Includes 408,134 L Shares owned directly by Vanessa Paola Slim Domit and her spouse, as well as the Family Shares.

(9) Includes 570,134 L Shares owned directly by Johanna Monique Slim Domit and her spouse, as well as the Family Shares.

(10) Includes 1,032,214,660 L Shares held in the form of L Share ADSs.

         (b) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Carso, GFI and the Issuer, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares controlled by such persons (including those beneficially owned by the Telmex Trust, the Telmor Trust, Fundacion Telmex and Asociacion Carso). Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

         (c) All transactions in A Shares and L Shares effected by the Reporting Persons in the period beginning 60 days prior to the event which requires the filing of this Statement and ending on the date of this filing are listed in
Schedule II hereto.

         (d) Because the Slim Family may be deemed to control, directly or indirectly, each of CGT, Carso, GFI and the Issuer, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares controlled by such persons (including the Telmex Trust, the Telnor Trust, Fundacion Telmex and Asociacion Carso). Except as disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, A Shares or L Shares owned by the Reporting Persons.

         (e) Not applicable.

Item 6.      Contracts, Arrangements, Understandings or Relationships With
-------      Respect to Securities of the Issuer.
             ------------------------------------


             CGT has entered into Forward Share Purchase Transactions pursuant to which it is obligated to buy L Shares (in the form of L Shares ADSs) from a counterparty on the terms specified below. The L Shares that are the subject of each contract listed below were sold to the counterparty at the inception of such contract, but for the purposes of this Statement are treated as beneficially owned by CGT.

                                             Number of      Purchase Price
Counterparty               Expiration Date   L Shares         per L Share     Interest Rate
------------               ---------------   --------         -----------     -------------
Wachovia Bank              February 7, 2006    66,800,280      $1.497         LIBOR + 0.425%
National Association

JP Morgan Chase Bank       February 20, 2007  342,857,160      $1.488         LIBOR + 1.050%

Dressner Bank A.G.         February 4, 2008    65,746,220      $1.521         LIBOR + 0.875%

Dressner Bank A.G.         March 27, 2008      67,659,000      $1.478         LIBOR + 0.875%

Santander Central Hispano  April 10, 2008      65,574,000      $1.525         LIBOR + 1.100%
Benelux S.A. de N.V.


             Other than as disclosed herein and in Item 4 of this Statement, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7.      Material to be Filed as Exhibits
-------      --------------------------------

             Exhibit No.       Description

             1                 Powers of Attorney
             2                 Joint Filing Agreement

* The Trust Agreement (Original Spanish Version) and Trust Agreement (English Translation) filed as exhibits to the Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission on May 15, 2001 are hereby incorporated by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


         Carlos Slim Helu

         ----------------------------

         Carlos Slim Domit                     By: /s/ Eduardo Valdes Acra
                                                   ------------------------
         ----------------------------              Eduardo Valdes Acra
                                                   Attorney-in-Fact
         Marco Antonio Slim Domit                  February 19, 2004

         ----------------------------

         Patrick Slim Domit

         ----------------------------

         Maria Soumaya Slim Domit

         ----------------------------

         Vanessa Paola Slim Domit

         ----------------------------

         Johanna Monique Slim Domit

         ----------------------------

         CARSO GLOBAL
         TELECOM, S.A. DE C.V.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact


         GRUPO CARSO, S.A. DE C.V.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact


         GRUPO FINANCIERO
         INBURSA, S.A. DE C.V.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0008

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0395

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ASOCIACION CARSO, A.C.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

           All of the individuals listed below are citizens of Mexico.

                                 THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico

Name                             Principal Occupation
----                             --------------------

Carlos Slim Helu                 Chairman of the Board of Telefonos de Mexico,
                                 S.A. de C.V. and Carso Global Telecom,
                                 S.A. de C.V.

Carlos Slim Domit                Chairman of Grupo Carso, S.A. de C.V. and
                                 President of Sanborns, S.A. de C.V.

Marco Antonio Slim Domit         President of Grupo Financiero Inbursa,
                                 S.A. de C.V.

Patrick Slim Domit               Vice President of Massive Markets of Telefonos
                                 de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit         President of Museo Soumaya

Vanessa Paola Slim Domit         Private Investor

Johanna Monique Slim Domit       Private Investor

                       CARSO GLOBAL TELECOM, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                    Principal Occupation
-----------------                    --------------------

Directors

Carlos Slim Helu (Director and       Chairman of the Board of Telefonos de
 Chairman Emeritus of the Board)     Mexico, S.A. de C.V. and Carso Global
                                     Telecom, S.A. de C.V.

Jaime Chico Pardo (Director and      President of Telefonos de Mexico, S.A.
Vice Chairman of the Board)          de C.V. and Vice President of Carso Global
                                     Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte          Chairman of the Board of Kimberly Clark
(Director)                           de Mexico,S.A. de C.V.

Jose Kuri Harfush (Director)         President of Janel, S.A. de C.V.

Juan Antonio Perez Simon             Vice-Chairman of Telefonos de Mexico, S.A.
(Director)                           de C.V. and Chairman of the Board of
                                     Sanborns Hermanos S.A.

Carlos Slim Domit (Director          Chairman of Grupo Carso, S.A. de C.V. and
and Chairman of the Board)           President of Grupo Sanborns, S.A. de C.V.

Executive Officers

Armando Ibanez (Chief Financial       Chief Financial Officer of Carso Global
Officer)                              Telecom, S.A. de C.V.

                            GRUPO CARSO, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                    Principal Occupation
-----------------                    --------------------

Directors

Carlos Slim Helu (Director and       Chairman of the Board of Telefonos de
Chairman Emeritus)                   Mexico, S.A.
                                     de C.V. and Carso Global Telecom, S.A. de
                                     C.V.

Carlos Slim Domit (Director and      Chairman of Grupo Carso, S.A. de C.V. and
Chairman of the Board)               President of Grupo Sanborns, S.A. de C.V.

Antonio Cosio Arino (Director)       General Director of Cia Industrial Tepeji
                                     del Rio

Jaime Chico Pardo (Director)         President of Telefonos de Mexico, S.A. de
                                     C.V. and Vice President of Carso Global
                                     Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte          Chairman of the Board of Kimberly Clark de
(Director)                           Mexico, S.A. de C.V.

Rafael Moises Kalach Mizrahi         President of Grupo Kaltex
(Director)

Jose Kuri Harfush (Director)         President of Janel, S.A. de C.V.

Juan Antonio Perez Simon             Vice-Chairman of Telefonos de Mexico, S.A.
(Director)                            de C.V. and Chairman of Sanborns Hermanos
                                      S.A.


Bernardo Quintana Isaac              Chairman of the Board and President of
(Director)                            Empresas ICA Sociedad Controladora

Patrick Slim Domit (Director)        Vice President of Massive Markets of
                                     Telefonos de Mexico, S.A. de C.V. and Vice
                                     President of Grupo Carso, S.A. de C.V.

Agustin Santamarina Vazquez          Of Counsel of Santamarina y Steta, S.C.
(Director)

Arturo Elias Ayub                    Director of Strategic Alliances,
                                     Communication and Institutional
                                     Relationships of Telefonos de Mexico,
                                     S.A. de C.V.

Executive Officers

Humberto Gutierrez-Olvera            President of Grupo Carso, S.A. de C.V.
Zubizarreta (President)              and President of Condumex, S.A. de C.V.

                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                    Principal Occupation
-----------------                    --------------------

Directors

Carlos Slim Helu (Chairman           Chairman of the Board of Telefonos de
Emeritus)                            Mexico, S.A. de C.V. and Carso Global
                                     Telecom, S.A. de C.V.

Marco Antonio Slim Domit             President of Grupo Financiero Inbursa, S.A.
(Chairman of the Board)              de C.V.

Eduardo Valdes Acra                  Chief Executive Officer of Inversora
(Vice-Chairman of the Board)         Bursatil, S.A. de C.V., Casa de Bolsa,
                                     Grupo Financial Inbursa

Agustin Franco Macias (Director)     Chairman of Cryoinfra, S.A. de C.V.

Claudio X. Gonzalez Laporte          Chairman of the Board of Kimberly Clark
(Director)                           de Mexico, S.A. de C.V.

Juan Antonio Perez Simon             Vice-Chairman of Telefonos de Mexico,
(Director)                           S.A. de C.V.

David Ibarra Munoz (Director)        Independent Economist

Jose Kuri Harfush (Director)         President of Janel, S.A. de C.V.

Executive Officers

Marco Antonio Slim Domit             President of Grupo Financiero Inbursa,
(President)                          S.A. de C.V.

                                TRUST NO. F/0008
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name and Position                    Principal Occupation
-----------------                    --------------------

Technical Committee

Adolfo Cerezo Perez                  Chief Financial Officer of Telefonos de
                                     Mexico, S.A. de C.V.

Jose Manual Camacho                  Deputy Director, Treasury

Eduardo Rosendo Girard               Deputy Director, Corporate Comptroller

                                TRUST NO. F/0395
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico


Name and Position                    Principal Occupation
-----------------                    --------------------

Technical Committee

Adolfo Cerezo Perez                  Chief Financial Officer of Telefonos de
                                     Mexico, S.A. de C.V.

Auerlio Ramirez Valenzuela           Treasurer of Telefonos del Noroeste,
                                     S.A. de C.V.

Carmelo Estrada Sobrino              Comptroller of Telefonos del Noroeste,
                                     S.A. de C.V.

                             FUNDACION TELMEX, A.C.

     Vizcainas No. 16, Colonia Centro, Delegacion Cuauhtemoc, 06080 Mexico,
                                  D.F. Mexico

Name and Position                    Principal Occupation
-----------------                    --------------------

Directors

Carlos Slim Helu (Chairman)          Chairman of the Board of Telefonos de
                                     Mexico, S.A. de C.V., America Movil, S.A.
                                     de C.V. and Carso Global Telecom, S.A. de
                                     C.V.

Jaime Chico Pardo (Director)         President of Telefonos de Mexico, S.A. de
                                     C.V.

Arturo Elias Ayub (Director)         Executive Officer of Telefonos de Mexico,
                                     S.A. de C.V.

Adolfo Cerezo Perez                  Chief Financial Officer of Telefonos de
                                     Mexico, S.A. de C.V.

Mario Cobo Trujillo                  Executive Officer of Telefonos de Mexico,
                                     S.A. de C.V.

Sergio Rodriguez Molleda             Counsel, Telefonos de Mexico, S.A. de C.V.

                             ASOCIACION CARSO, A.C.
      Insurgentes Sur 3500, Colonia Pena Pobre, 14000 Mexico, D.F., Mexico

Name and Position                    Principal Occupation
-----------------                    --------------------

Directors

Carlos Slim Helu                     Chairman of the Board of Telefonos de
                                     Mexico, S.A. de C.V. and Carso Global
                                     Telecom, S.A. de C.V.

Juan Antonio Perez Simon             Vice-Chairman of Telefonos de Mexico, S.A.
                                     de C.V.

Jose Kuri Harfush                    President of Janel, S.A. de C.V.

Marco Antonio Slim Domit             President of Grupo Financiero Inbursa, S.A.
                                     de C.V.

Carlos Slim Domit                    Chairman of Grupo Carso, S.A. de C.V. and
                                     President of Sanborns, S.A. de C.V.

Patrick Slim Domit                   VicePresident of Commercial Markets of
                                     Telefonos de Mexico, S.A. de C.V.

Ignacio Cobo Gonzalez                Private Investor

                                   SCHEDULE II


           For the period beginning 60 days prior to the event which requires the filing of this Statement and ending on the date of this filing, CGT effected the following purchases of L Shares on the Mexican Stock Exchange. The prices below reflect the average price paid (in US$ based upon the Fixed Rate published by the Banco de Mexico on the day of the trade date) per L Share on the relevant trade date.

                                Type of                                   Number of          Price Per
 Reporting Person             Transaction             Trade Date           L Shares         Share U.S.Dlls
Carso Global Telecom           Purchase              Feb. 4, 2004            16300               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            51000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            49000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            13500               1.74
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.74
Carso Global Telecom           Purchase              Feb. 4, 2004            36500               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            80000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            43700               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            10000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             4300               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            25700               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            10000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            45000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            95000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            45000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            95000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            98100               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004             2000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            19900               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            57000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            43000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            30000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            40000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            10000               1.77
Carso Global Telecom           Purchase              Feb. 4, 2004            99500               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004              500               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            90000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             9500               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            40500               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            40000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            30000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             1600               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             5400               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            20000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            13000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            20000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            20000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            60000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            40000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            50100               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             9900               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            98900               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             1100               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            98900               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             1100               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            95000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             5000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            73900               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            11100               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004             3900               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004            11100               1.76
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            25000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             4000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004              300               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             6000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             1500               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             1600               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            61600               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004           100000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             9800               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            90000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004              200               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            50000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004             3000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            27000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            39000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            61000               1.75
Carso Global Telecom           Purchase              Feb. 4, 2004            20000               1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             81000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             19000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             33100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             50000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             16900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             83100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             16900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             23300              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              3000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             13300              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             10200              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             50200              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             11000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             37000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             46900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             16000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             80000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              5000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             25000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             19000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             25000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               500              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             74500              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               500              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              5000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             20000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             34000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             40500              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              9500              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             35000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               200              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             54300              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            200000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              5000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             12900              1.77
Carso Global Telecom           Purchase              Feb. 6, 2004             37100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            180000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             20000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             36800              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             63200              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             11700              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             88300              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             10400              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             89600              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             99000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004            100000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             71000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             50000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004              8000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             22000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             20000              1.75
Carso Global Telecom           Purchase              Feb. 6, 2004             24100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              3800              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             72100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             12000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             23000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             25000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              8100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             40000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              1900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             58100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              9900              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             20100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               400              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             29600              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               400              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             29600              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               300              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             30000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004               100              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004              7000              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             24200              1.76
Carso Global Telecom           Purchase              Feb. 6, 2004             58400              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004             40000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004             60000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004               800              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004             10000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              5000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.76
Carso Global Telecom           Purchase              Feb. 9, 2004              1000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              4500              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             72700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              3300              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             44700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              5300              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             10000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             57000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             25700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             48000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             40000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2800              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              9000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             11000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              7000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             90200              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              9800              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             20200              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              7300              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             20700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              6800              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              3200              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             47000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             51000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            130000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             58800              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             41200              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004               700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             10000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             39300              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             60000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2500              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              1600              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             16000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             71900              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             20000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004               100              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             99900              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              2000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             98000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             10000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004              3700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             96300              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004            100000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004               700              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             10000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             14000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             25800              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             49500              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             72000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             28000              1.77
Carso Global Telecom           Purchase              Feb. 9, 2004             50000              1.77
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             4000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            96000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            75300              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            24700              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           200000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             7900              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            92100              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            20000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            80000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            15200              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             4800              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004              200              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            99800              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            14000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            46000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            40000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            30000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             8000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            32000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004             2200              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004            97800              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004             2200              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004             7800              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004            90000              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004            10000              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004            96400              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004            93600              1.74
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             5000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            95000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           110000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             3000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            95000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             2000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             6700              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             1000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             8000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             5000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             6500              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004              200              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            72600              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            27400              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             2600              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            60000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             2400              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            97600              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            10000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            28500              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            18000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            53500              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            40000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             6500              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004             6000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            86000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            20000              1.75
Carso Global Telecom           Purchase              Feb. 10, 2004            41500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            25100              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            74900              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            93000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             7000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            99800              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           140200              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           105800              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            94200              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             3000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             5000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             1000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             1000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             3000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            10000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             5000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004             3000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            10000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            49000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            20000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004            90000              1.73
Carso Global Telecom           Purchase              Feb. 11, 2004           143500              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            96500              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            80000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            93500              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004             6500              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            90000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            49200              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004              800              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            34000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            50000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            25000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            31000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004             9000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004             1500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            23000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            66500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            33500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            16500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004             3500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004             1000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            95500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           110000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            96900              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004             3100              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           200000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            26500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            23500              1.75
Carso Global Telecom           Purchase              Feb. 11, 2004            50000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004            97000              1.74
Carso Global Telecom           Purchase              Feb. 11, 2004             3000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            10000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            20000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            20000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            14800              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            35200              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            80000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            20000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            29000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            91000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             9000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            71000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            29900              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            30100              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             9900              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            30100              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            78200              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004              600              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             5000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            16200              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            30000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004           200000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            52000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            15000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            25000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             8000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            10000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            30000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004             3100              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            96900              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            27800              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            72200              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            30000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            50000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            26000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             8000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             4000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            62000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            12000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            88000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            10000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             2000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            38000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            60000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004              100              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             6700              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            33200              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            60000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             5100              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            20000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            14900              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            80000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004              100              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           119900              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            55000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004            45000              1.75
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            58200              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            41800              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            38000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            40000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             1000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            21000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            49300              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            50700              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004           100000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            22000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004             8000              1.74
Carso Global Telecom           Purchase              Feb. 12, 2004            70000              1.74
Carso Global Telecom           Purchase              Feb. 13, 2004            30000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            80000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             9500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            90500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             9500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            90500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            80000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            10000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             9500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             1000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            89500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            18000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           300000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            32000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            13000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            50000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            37000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            50000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            56000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             9500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            34500              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           150000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            50000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           100000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004           200000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            50000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            12000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004              400              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            19600              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            40000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            40000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             8000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            10000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             4000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            50000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            16000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            30000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004             8000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            55000              1.76
Carso Global Telecom           Purchase              Feb. 13, 2004            57000              1.76
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004             3800              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            96200              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            80000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            20000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            40000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            38400              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            91600              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            30000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            66500              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            83500              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            16000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            84000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            50000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004            49500              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            50500              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            36200              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            63800              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            93200              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             6800              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004              600              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            99400              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004              600              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            99400              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            89700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            10300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            98300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            98300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004              100              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            48200              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            85800              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            14200              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             3300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            96700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            40000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            10000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            17600              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            92400              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            68500              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             5500              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1400              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           114600              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            80000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            20000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            45400              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            40000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            13600              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            78000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            22000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            37900              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            55800              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             6300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            40000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            54700              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004             1000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            44300              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004            60000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 17, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             7900              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            42100              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             7900              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            92100              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             4000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            25000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            21000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            29000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             5000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            66000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             2000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             1000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            97000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            35000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            65000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            62700              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            37300              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             2700              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             5000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             2500              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            89800              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            10200              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            49800              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             3000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            27000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            60000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            20000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            80000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            40000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            36800              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            23200              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            20000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            80000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            97000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             3000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            18500              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             1000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            80500              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            75100              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            24900              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            30000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             5900              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            64100              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           195700              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004             4300              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004            90000              1.79
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            10000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            30000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004              400              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            99600              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            70000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             2700              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            15000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            82300              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            36600              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             6000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004             7400              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           190000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           110000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           150000              1.78
Carso Global Telecom           Purchase              Feb. 18, 2004           100000              1.77
Carso Global Telecom           Purchase              Feb. 18, 2004            50000              1.77
